UNIFI, INC.’S
STOCK OPTION GRANTS
UNDER THE 1999 UNIFI, INC. LONG TERM INCENTIVE PLAN
     THIS OPTION GRANT (“Agreement”) effective the                      day of                     , by and between UNIFI, INC., a New York corporation, (hereinafter called the “Corporation”), and                     , a key employee (hereinafter called the “Optionee”) of the Corporation.
WITNESSETH:
     WHEREAS, the Board of Directors of Unifi, Inc. adopted, effective July 1, 1999, subject to the approval of the shareholders of the Corporation, the 1999 Unifi, Inc. Long Term Incentive Plan (“Plan”) which was approved by the shareholders of the Corporation at their Annual Meeting held on October 21, 1999; and
     WHEREAS, the Plan is incorporated into and forms a part of this Agreement and the Optionee has been selected by the Compensation Committee of the Board of Directors (“Committee”), consisting of three directors who satisfy the requirements of an outside director, as set forth in the Plan, to receive a stock option (“Option”) under the Plan;
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, it is agreed by and between the parties as follows:
     Section 1. Grant of Option. The Corporation granted effective                      (“Date of Grant”) to Optionee the right, privilege, and option to purchase                      shares of Unifi, Inc. Common Stock, $.10 par value (“Option Shares”) in the manner and subject to the conditions hereinafter set forth. The Option is intended to constitute an incentive stock option as that term is used in Code §422. If, as a result of the Option granted hereunder, the aggregate fair market value (“FMV”) (determined as of the time the Option is granted) of the stock, with respect to which the incentive stock options are exercisable for the first time by the Optionee during any calendar year under this and all other incentive stock option plans (as defined by §422 of the Code, as amended) of the Corporation, would exceed $100,000.00 any excess amount will be treated as non-qualified stock options.
     Section 2. Exercise Price. The exercise price for the Option granted under Section 1 of this Agreement shall be                      per share, the FMV of said stock on the Date of Grant, as defined in Section 12 of this Agreement.
     Section 3. Time of Exercise. The Option Shares granted under Section 1 of this Agreement shall vest and become exercisable according to the following schedule:

As of the Following Anniversary of the Date of this Agreement:	The Option Shall Become Exercisable with Respect to the Following Percentage of the Option Shares:
[Insert Information]
     There shall be no fractional shares vested under this vesting schedule. If the vesting schedule would entitle the participant to an option in a fractional share, such option shall be rounded up to the next whole number. The Option shall not become exercisable in accordance with the foregoing vesting schedule as of any Anniversary if the Optionee’s Date of Termination, as defined in Section 12 (D), occurs before such anniversary. Exercisability under this vesting schedule is cumulative, and after the Option becomes exercisable under the above schedule with respect to any portion of the Option Shares, it shall continue to be exercisable with respect to that portion of the Option Shares until the Option expires. Notwithstanding the foregoing provisions of this Section 3, the Option shall become exercisable with respect to all of the Option Shares as follows:
(A)	The Option shall become fully vested and exercisable upon the date of the Optionee’s Date of Termination by reason of the Optionee’s death, disability or retirement with the approval of the Committee.

(B)	The Option shall become fully vested and exercisable upon the date of a Change of Control, if the Change in Control occurs prior to an exercise date determined in accordance with the vesting schedule set forth above, and the Optionee’s Date of Termination does not occur before the Change in Control.
     Section 4. Method of Exercise. This Option shall be exercised by written notice directed to Mr. William M. Lowe, Jr., Vice President, Chief Operating Officer and Chief Financial Officer of the Corporation, or Charles F. McCoy, Vice President, Secretary & General Counsel of the Corporation or other Officer as hereafter designated by the Committee (“Designated Officer”) at the Corporation’s principal office in Greensboro, North Carolina, or at such other office as the Corporation may designate. Such notice shall (a) set forth the number of full shares which are being exercised, (b) be signed by the person exercising the Option, (c) be accompanied by a certified or other check acceptable to the Corporation made payable to the order of the Corporation for the full purchase price of such shares or by a certificate or certificates of Unifi, Inc. common stock acceptable to the Designated Officer, the fair market value of which on the New York Stock Exchange at the close of business on the date said notice is received by the Corporation, shall equal or exceed the Option price, said certificate or certificates being duly endorsed, and (d) be accompanied by a signed investment representation letter as provided in Section 9 hereof. Such exercise shall be effective only when said properly executed notice accompanied by check or stock certificates, as referred to above, are received by the Designated Officer. The certificate or certificates for the shares issued upon the exercise of an Option or part thereof and any shares delivered to the Corporation under subparagraph (c) of this Section 4, in excess of the Option price shall be issued or reissued, as the case may be, with or without restrictive legend, as determined by the Designated Officer, in the name of the person exercising the Option, and shall be delivered to such person. All shares issued as provided herein, will be fully paid and non-assessable.
     Section 5. Withholding. Optionee, upon the exercise of an Option granted to him under this Agreement, shall pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such Optionee. Notwithstanding the foregoing, the Optionee may satisfy this obligation in whole or in part, and any other local, state or federal income tax obligations resulting from the exercise or the surrender of an Option, by electing to deliver to the Corporation shares owned by the Optionee at the time of the exercise or surrender, or to have the Corporation withhold shares from the shares to which the Optionee is entitled. The number of shares to be delivered or withheld shall have a fair market value as of the date the amount of tax to be withheld is determined, those being withheld being as nearly equal to (but not exceeding) the amount of such obligation being satisfied as possible.
     Section 6. Termination of Option. Except as herein otherwise stated, the Option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:
(A)	The expiration of three months from the Optionee’s date of termination with the Corporation, except if such termination be by reason of death or permanent and total disability, or cause;

(B)	In the event of the death of the Optionee, the Administrator of the deceased Optionee’s estate, the Executor under his Last Will and Testament, or the person or persons to whom the stock option shall have been validly transferred by such Executor or Administrator pursuant to the Last Will and Testament or the Intestacy Succession Laws shall have the right within twelve (12) months of the date of the Optionee’s death, but not beyond the expiration date of the Option, to exercise such Option to the extent exercisable by the Optionee at the date of his death;

(C)	In the event of the termination of the Optionee’s employment due to retirement with the consent of the Board of Directors, or permanent and total disability, the Optionee shall have the right within twelve (12) months from his date of termination, but not beyond , the expiration date of such Option, to exercise such Option to the extent exercisable on such date of termination;

(D)	In the event the Optionee’s employment with the Corporation is terminated for cause, the Optionee’s date of termination.

(E)	, being the expiration of ten years from the grant of this Option.

     Section 7. Reclassification, Consolidation, or Merger. If and to the extent that the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to Option and the Option Price per share shall be proportionately adjusted.
     If the Corporation is reorganized or consolidated or merged with another corporation, Optionee shall be entitled to receive Options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the Option immediately after the reorganization, consolidation, or merger over the aggregate Option Price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Option immediately before such reorganization, consolidation, or merger over the aggregate Option Price of such shares, and the new Option or assumption of the old Option shall not give Optionee additional benefits which he did not have under the old Option, or deprive him of benefits which he had under the old option.
     Section 8. Restrictive Legend. At the sole and absolute discretion of the Designated Officer, the certificates issued under this Option, upon exercise thereof by the Optionee, may carry such restrictive legend as the Designated Officer shall determine to be appropriate.
     Section 9. Purchase For Investment. By accepting this Option, the Optionee agrees that any shares of common stock purchased upon the exercise of this Option shall be acquired for investment and not for distribution, and that each notice of exercise of any portion of this Option shall be accompanied by the following representation in writing signed by him or such other person as may be exercising this Option under the provisions of Section 6 hereof:
I hereby warrant and represent that the shares being acquired by me pursuant hereto are being acquired by me with my own funds for investment for my own account and not with a view to offer for sale, or for sale in connection with, the distribution or transfer thereof. I further warrant and represent that I am not participating in or have a direct or indirect participation in the distribution or transfer of such shares, nor am I participating in or have a participation in the direct or indirect underwriting of any such distribution or transfer of the shares.
     Section 10. Listing of Shares. The Optionee acknowledges and represents that Optionee has been advised by the Corporation that the shares issued under this Option may be restricted shares (not registered under the Securities and Exchange Act of 1933, as amended), and the Optionee covenants, agrees, warrants and represents that prior to any proposed sale, pledge, hypothecation, gift or transfer, for value or otherwise, of any or all of the shares or any interest therein (Transfer), the Optionee shall:

(A)	give written notice to the Corporation expressing his or her desire to affect a Transfer and describe in detail such proposed Transfer;

(B)	furnish the Corporation with written opinion of counsel reasonably acceptable to the Designated Offer that the proposed Transfer may be effected without registration under the Federal Securities Act of 1933 as then in force or any similar statute then in force (“the ‘33 Act”) and applicable State Security laws;

(C)	deliver to the Corporation such other information in relation to the proposed Transfer as the Corporation may request.
The Corporation thereafter, if, in the opinion of its general counsel, such proposed transfer can be made without registration under the ‘33 Act and applicable State law, shall notify its transfer agent to reissue said stock in accordance with the requested transfer without a restrictive legend.
     If, in the opinion of the Corporation’s general counsel, the transfer cannot be made without registration under the Act and/or applicable State securities law, the Corporation shall promptly notify Optionee in writing, and the transfer shall not be made unless such registration is then in effect.
     Section 11. Rights Prior to Exercise of the Option. This Option is non-transferable by the Optionee, except in the event of his death, as provided in Section 6 above, and during his or her lifetime is exercisable only by the Optionee. Optionee shall have no right as a Shareholder with respect to the Option Shares until payment of the Exercise Price, and delivery to the Optionee of such shares as herein provided.
     Section 12. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:
(A)	Fair Market Value. The Fair Market Value (“FMV”) of Unifi, Inc. Common Stock on is per share, being the average of the high and low prices of such stock on the New York Stock Exchange on that date.

(B)	Cause. The term “Cause” means, except as provided in an individual agreement or by the Committee, a vote of the Board resolving that the Optionee should be dismissed as a result of (i) any material breach by the Optionee of any agreement to which the Optionee and the Corporation are parties, (ii) any act (other than Retirement) or omission to act by the

Optionee which may have a material and adverse effect on the business of the Corporation or any related company or on the Optionee’s ability to perform services for the Corporation or any related company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by the Optionee in connection with the business or affairs of the Corporation or any related company.

(C)	Change in Control. In the event of a change in control of the Corporation while the Optionee is still an employee of the Corporation, prior to , any non-vested increments of the option, as provided in Section 3 hereof, shall immediately vest and be exercisable. For purposes of this Agreement, a change in control of the Corporation shall be deemed to have occurred if:(i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer other than to a subsidiary (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (ii) the Shareholders of the Corporation approved any plan or proposal for the liquidation or dissolution of the Corporation; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation’s outstanding Common Stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation’s Shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

(D)	Date of Termination. The Optionee’s “Date of Termination” shall be the first day occurring on or after on which the Optionee’s employment with the Corporation and all related companies terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Optionee between the Corporation and a related company or between two related companies; and further provided that the Optionee’s employment shall not be considered terminated while the Optionee is on a leave of absence from the

Corporation or a related company approved by the Optionee’s employer. If, as a result of a sale or other transaction, the Optionee’s employer ceases to be a related company (and the Optionee’s employer is or becomes an entity that is separate from the Corporation), the occurrence of such transaction shall be treated as the Optionee’s Date of Termination caused by the Optionee being discharged by the employer.

(E)	Disability. Except as otherwise provided by the Committee, the Optionee shall be considered to have a “Disability” during the period in which the Optionee is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(F)	Retirement. “Retirement” of the Optionee shall mean the occurrence of the Optionee’s Date of Termination after age 57 with the approval of the Committee.

(G)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
     Section 13. SEC Rules and Regulations. The Option granted to the Optionee, by the Board of Directors under this Agreement, is intended to meet the eligibility requirements of the Securities and Exchange Commission’s (“SEC”) proposed new Rule 16b-3 issued October 1995, entitled “Transactions Between an Issuer and its Directors or Officers”. Dependent upon future actions of the SEC, the Option may not be exempt under Rule 16b-3 and, therefore, may be subject to Rule 16b, the so-called “Short Swing Profit Rule”, which provides for the disgorgement of any profits realized by the Optionee, as an insider, from the purchase and sale (or sale and purchase) of any of the Corporation’s common stock within a six month period. The Corporation recommends that the Optionee consult with counsel prior to exercising an Option.
     Section 14. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Corporation and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation’s assets and business. Subject to the terms of the Plan, any benefits distributable to the Optionee under this Agreement that are not distributed at the time of the Optionee’s death shall be distributed at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Optionee in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Optionee fails to designate a beneficiary, or if the designated beneficiary of the deceased Optionee dies before the Optionee or before complete distribution of the benefits due under this Agreement, the amounts to be distributed under this Agreement shall be distributed to the legal representative or representatives of the estate of the last to die of the Optionee and the beneficiary.
     Section 15. Amendments. The Board of Directors of the Corporation, or the Committee, may at any time, prior to the termination date, amend this Agreement provided that no amendment may, in the absence of written consent of change by the Optionee, adversely affect the rights of the Optionee under any Option granted prior to the date such amendment is adopted.
     Section 16. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.
     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its Officers, and the Optionee has hereunto set his hand and seal.

UNIFI, INC.

BY:

Name:
Title:

Optionee

(Seal)